Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 6, 2015

Planet Fitness, Inc.

26 Fox Run Road

Newington, NH 03801

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 7,896,800 shares of Class A common stock, $0.0001 par value (the “Shares”), of Planet Fitness, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2015 Omnibus Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP